Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
September 27, 2011
Media:
Robert Sarver (602) 952-5445

Investors:
Dale Gibbons 602) 952-5476

Western Alliance Bancorporation Announces Participation
in Small Business Lending Fund

PHOENIX—(BUSINESS WIRE) — Western Alliance Bancorporation (NYSE:WAL) announced today that it received $141.0 million from the U.S. Department of the Treasury’s Small Business Lending Fund (SBLF). The Fund was created by the Small Business Jobs Act of 2010 to increase lending to small businesses by qualified community banks.

“Lending to small businesses has always been a central part of our mission and we are pleased to participate in the SBLF program”, said Robert Sarver, Chairman and CEO. “This program will aid in promoting lending to this vital part of our economy and we look forward to using it to assist small businesses in our Arizona, California and Nevada markets, said Ken Vecchione, President and COO.

About SBLF

The SBLF was enacted into law as part of the Small Business Jobs Act of 2010. The SBLF is one part of a comprehensive agenda to help small businesses access the capital they need to invest and hire. The SBLF program brings Main Street banks, community loan funds, and small businesses together to help create jobs and promote economic growth in local communities. In addition, the SBLF fosters lending in local communities and provides incentives for Main Street banks to increase their lending to small businesses. Additional information on the SBLF program can be found on Treasury’s website at www.treasury.gov/resource-center/sb-programs.

About Western Alliance Bancorporation

Western Alliance Bancorporation is a leading bank holding company in the Southwest with banking and financial service subsidiaries in Arizona, California, Nevada and Colorado. The company provides services to businesses, entrepreneurs, professionals, nonprofit organizations, high net worth individuals and other consumers seeking the robust product array of a national bank with the individual, personal attention of a community bank, delivered through a dedicated, local Relationship Manager.

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